EX-99.(p)(18)

MFS® Code of Ethics Policy April 30, 2018	Personal Investing

Applies to

All MFS full-time, part-time and temporary employees globally

All MFS contractors, interns and co-ops who have been notified by Compliance that they are subject to this policy

All MFS entities

Questions?

iComply@mfs.com

Compliance Helpline, x54290

Ryan Erickson, x54430

Elysa Aswad, x54535

For more information on administration such as regulatory authority, supervision, interpretation and escalation, monitoring, related policies, amendment or recordkeeping please click this link.

The inherent nature of MFS’ services in selecting and trading securities has the potential to create a real or apparent conflict of interest with your personal investing activities. As a result, every individual subject to this policy has a fiduciary duty to avoid taking personal advantage of any knowledge of our clients’ investment activities.

Following the letter and spirit of the rules in this policy is central to meeting client expectations and ensuring that we remain a trusted and respected firm.

Rules That Apply to Everyone

Your fiduciary duty

Always place client interests ahead of your own. You must never:

•	Take advantage of your position at MFS to misappropriate investment opportunities from MFS clients.

•	Seek to defraud an MFS client or do anything that could have the effect of creating fraud or manipulation.

•	Mislead a client.

Account reporting obligations

Make sure you understand which accounts are reportable accounts. To determine whether an account is reportable, ask the following questions:

1 Is the account one of the following?

•	A brokerage account.

•	Any other type of account (such as employee stock option or stock purchase plans) in which you have the ability to hold or trade reportable securities (see the list of reportable securities on page 7).

•	Any account, including MFS-sponsored retirement plans, that holds a reportable fund (see definition of reportable fund on page 7 and a list of these funds on iComply).

2 Is any of the following true?

•	You beneficially own the account.

•	The account is beneficially owned by a member of your household (such as a spouse or domestic partner or any parent, sibling or child who lives with you).

•	The account is beneficially owned by anyone who claims you as a tax deduction, or whom you claim as a tax deduction.

•	The account is controlled by you or another member of your household (other than to fulfill duties of employment).

If you answered “yes” to both questions, the account is reportable.

HELPFUL TO KNOW

Beneficial ownership

The concept of beneficial ownership is broader than that of outright ownership. Anyone who is in a position to benefit from the gains or income from, or who controls, an account or investment is considered to have beneficial ownership. This means that this policy applies not only to you, but to others that share beneficial ownership in these accounts or securities. See examples on page 6.

Ensure that MFS receives account statements for all your reportable accounts. Depending on the type of account or your location, you may need to provide them to Compliance directly yourself.

Promptly report any newly opened reportable account or any existing account that has become reportable. This includes accounts that become reportable accounts through life events, such as marriage, divorce, power of attorney or inheritance.

ADDITIONAL REQUIREMENT FOR US EMPLOYEES

Does not include interns, contractors, co-ops, or temporary employees

Maintain your reportable accounts at an approved broker.

When you join MFS, if you have accounts at non-approved brokers you must close them or move them to an approved broker (list available on iComply).

In rare cases, if you file a request that includes valid reasons for an exception, we may permit you to maintain a reportable account at a broker not on the approved broker list (for instance, if you have a fully discretionary account).

Personal Investing | Page 2

HELPFUL TO KNOW

Discretionary accounts

Discretionary accounts (accounts that are managed for you by a third-party registered investment adviser or bank or trust company) are reportable, but with approval from Compliance they are subject to these requirements:

•	They are exempt from quarterly transaction and annual holdings certifications (though you must still provide account statements).

•	They are exempt from the Access Person and Research Analyst/ Portfolio Manager trading rules (such as the rules concerning pre-clearance and the 60-day holding period) (pp. 4–5), but you still must obtain pre-approval before your advisor participates in an IPO or private placement.

•	They are exempt from certain “Ethical Personal Investing” trading rules such as excessive trading and trading of MFS funds (p. 3).

Securities reporting obligations

Make sure you understand which securities are reportable securities. This includes most stocks, bonds, MFS funds, exchange-traded funds (ETFs), futures, options, structured products, private placements and other unregistered securities even if they are not held in a reportable account. See the table on page 7.

Report all applicable accounts, transactions and holdings timely. Use the iComply system and submit all reports by these deadlines:

•	Initial Accounts & Holdings reports: Submit within 10 calendar days of hire or upon an access level change. Information about these holdings must be no more than 45 days old when submitted.

•	Quarterly Personal Transaction Report: Submit within 30 days of the end of each calendar quarter.

•	Annual Holdings Report: Submit within 30 days of the end of each calendar year.

Note that you must submit each report even if no transactions or other changes occurred during the time period.

The Quarterly Personal Transaction Reports do not need to include:

•	Transactions or holdings in non-reportable securities.

•	Transactions or holdings in discretionary accounts for which there is an approval on file with Compliance.

•	Involuntary transactions, such as automatic investment plans, dividend reinvestments, etc. The Annual Holdings Report, however, must reflect these transactions.

ADDITIONAL REQUIREMENTS FOR APPOINTED REPRESENTATIVES IN SINGAPORE

Provide a copy of the contract note for any trade of any security, including reportable securities and non- reportable securities, to Singapore Compliance, within 7 days of the trade. Check with Singapore Compliance on the information you must provide.

Ethical Personal Investing

Never trade securities based on the improper use of information, and never help anyone else to do so. This includes any trade based on:

•	Information about the investments of any MFS client, including front-running and tailgating (trading just before or just after a similar trade for a client account).

•	Confidential information or inside information (information about the issuer of a security, or the security itself, that is both material and non-public).

Do not trade excessively. At MFS, personal trading is a privilege, not a right. It should never interfere with your job performance. MFS may limit the number of trades you are allowed during a given period, or may discipline you for trading excessively. In addition, frequent trading in MFS funds may trigger other penalties, as described in the relevant fund prospectuses.

Do not accept investment discretion over accounts that are not yours. In limited circumstances, and with advance approval from Compliance, you may be allowed to assume power of attorney relating to financial or investment matters for another person or entity. If you become an executor or trustee of an estate and it involves control over a securities account, you must notify Compliance upon assuming the role, and you must meet any reporting or pre-clearance obligations that apply.

Do not participate in any investment contest or club. This applies whether or not any compensation or prize is awarded.

Do not invest in MFS-sub-advised ETFs. For a full list of these funds, see the iComply system.

Only make investments in MFS open-end funds directly through MFS (or another entity MFS may designate) unless you have received an exception from Compliance.

Personal Investing | Page 3

Do not participate in initial public offerings (IPOs) or other limited offerings of securities except with advance approval from MFS. This rule includes initial, secondary and follow-on offerings of equity securities and closed-end funds and new issues of corporate debt securities.

To request approval for an IPO or secondary offering, enter an Initial Public Offering Request using the form found on iComply. Note that approval is not typically granted, and when granted often involves strict limits.

Never use a derivative, or any other instrument or technique, to get around a rule. If an investment transaction is prohibited, then you are also prohibited from effectively accomplishing the same thing by using futures, options, ETFs or any other type of financial instrument.

Do not invest in Contracts for Difference or engage in spread betting on financial markets. This includes any wagering on market spreads or behaviors and any off-exchange trading.

HELPFUL TO KNOW

Changes in job status

When changing jobs within MFS, ensure that you understand the rules that apply to you. Confirm with your new manager and Compliance what your access level is and what restrictions and requirements apply to you.

When going on leave, you must continue to comply with this policy.

Rules that Apply Only to Access Persons

WHICH ACCESS LEVEL ARE YOU?

Access Persons Most MFS personnel, including all officers and directors, are designated as Access Persons. You should consider yourself an Access Person unless it has been communicated to you by Compliance that you are not.

Research Analysts and Portfolio Managers In addition to the rules for Access Persons, these individuals are subject to additional rules, as noted on the following pages.

Compliance may designate other personnel as Access Persons. This may include consultants, contractors or interns who provide services to MFS, and employees of Sun Life Financial Inc.

Pre-clearing personal trades

Make sure you understand which securities require pre-clearance. Note that there are some differences between which securities require pre-clearance and which must be reported. See the table on page 7 of this policy.

Pre-clear all personal trades in applicable securities. Request pre-clearance on the day you want to place the trade by entering your request in the iComply system. Remember that you must pre-clear trades for all of your reportable accounts (such as those of a spouse or domestic partner) as well as for securities not held in an account.

Once you have requested pre-clearance, wait for a response. Do NOT place any trade order until you have received notice of approval for that trade. Note that pre-clearance requests can be denied at any time and for any reason.

Pre-clearance approvals expire at the end of the trading day on which they are issued.

Obtain advance approval for any private investments or other unregistered securities. This includes private placements (investments in private companies), private investment in public equity securities (PIPES), hedge funds or other private funds, “crowdfunding” or “crowdsourcing” investments, peer-to-peer lending, pooled vehicles (such as partnerships) and other similar investments.

Before investing, enter a Private Placement/Unregistered Securities Approval Request found on iComply, and do not act until you have received approval.

Personal Investing | Page 4

HELPFUL TO KNOW

Not recommended: Good ‘til canceled orders and buying on margin

These practices can create significant risk of policy violations.

Good ‘til canceled orders may execute after your pre-clearance approval has expired. Placing day orders avoids this risk. With margin, you might not be able to receive pre-clearance approval for those securities you wish to sell to meet a margin call

Limits to personal investment practices

Do not take an uncovered short position. This includes selling securities short, buying puts without a corresponding long position and writing naked calls.

Do not buy and then sell (or sell and then buy) at a profit the same or equivalent reportable security within 60 calendar days. MFS may interpret this rule very broadly. For example, it may look at transactions across all of your reportable accounts and may match trades that are not of the same size, security type or tax lot. Any gains realized in connection with these transactions must be surrendered. Note that this rule does not apply to securities that are not subject to pre-clearance, to accounts where a registered investment adviser has investment discretion, or to involuntary transactions. Japan-based personnel: See rule with higher standard below.

ADDITIONAL REQUIREMENTS FOR RESEARCH ANALYSTS

including Research Associates and Portfolio Managers who may write research notes

Never trade (or transfer) reportable securities personally while in possession of material information about an issuer you have researched or been assigned to research unless you have already communicated the information in a research note. Japan-based personnel: See rule with higher standard below.

Understand and fulfill your duties with regard to research recommendations. You have an affirmative duty to provide unbiased and timely research recommendations in a research note. You must:

•	Disclose trading opportunities for client accounts prior to trading personally in any securities of that issuer.
•	Provide a research recommendation if a security is suitable for the client accounts even if you have already traded the security personally or if making such a recommendation would create the appearance of a conflict of interest. Notify Compliance promptly of any apparent conflicts, but do not refrain from making a research recommendation.

ADDITIONAL REQUIREMENTS FOR PORTFOLIO MANAGERS

including Research Analysts assigned to a fund as a portfolio manager

Never personally trade (or transfer ownership of) a reportable security within seven calendar days before or after a trade in any security or derivative of the same issuer in any client account that you manage. In practice, this means:

•	Contacting Compliance promptly when deciding to make a portfolio trade in any security you have personally traded within the past seven calendar days (but do not refrain from making a trade that is suitable for a client account even if you have traded the security personally).

•	Refraining from personally trading any reportable securities you think any of your client accounts might wish to trade within the next calendar days.

•	Delaying personal trades in any reportable securities your client accounts have traded until the eighth calendar day after the most recent trade by a client account (or longer, to be certain of avoiding any appearance of conflict of interest).

Note that this rule does not apply to securities that are not subject to pre-clearance, to accounts where a registered investment adviser has investment discretion or to involuntary transactions.

Never buy and then sell (or sell and then buy), within 14 calendar days, any shares of a fund you manage.

Contact Compliance before any fund you manage invests in any securities of an issuer whose private securities you own or if the private entity enters into a material transaction with a public issuer. You will need to disclose your private interest and assist Compliance in performing an independent review.

ADDITIONAL REQUIREMENTS FOR JAPAN-BASED PERSONNEL

Do not buy and then sell (or sell and then buy) the same or equivalent reportable security within six months.

Never trade personally in any security you have researched in the prior 30 days or are scheduled to research in the future.

Personal Investing | Page 5

Additional Information for all Personnel Subject to this Policy

BENEFICIAL OWNERSHIP: PRACTICAL EXAMPLES

Accounts of parents or children

•	You share a household with one or both parents, but you do not provide any financial support to the parent(s): You are not a beneficial owner of the parents’ accounts and securities.

•	You share a household with one or more of your children, whether minor or adult, and you provide financial support to the child: You are a beneficial owner of the child’s accounts and securities.

•	You have a child who lives elsewhere whom you claim as a dependent for tax purposes: You are a beneficial owner of the child’s accounts and securities.

Accounts of domestic partners or roommates

•	You are a joint owner or named beneficiary on an account of which a domestic partner is an owner: You are a beneficial owner of the domestic partner’s accounts and securities.

•	You provide financial support to a domestic partner, either directly or by paying any portion of household costs: You are a beneficial owner of the domestic partner’s accounts and securities.

•	You have a roommate: Generally, roommates are presumed to be temporary and to have no beneficial interest in one another’s accounts and securities.

UGMA/UTMA accounts

•	Either you or your spouse is the custodian of a Uniform Gift/ Trust to Minor Account (UGMA/UTMA) for a minor, and one or both of you is a parent of the minor: You are a beneficial owner of the account. (If someone else is the custodian, you are not a beneficial owner.)

•	Either you or your spouse is the beneficiary of an UGMA/UTMA account and is of majority age (for instance, 18 years or older in Massachusetts): You are a beneficial owner of the account.

HELPFUL TO KNOW

How we enforce this policy

Compliance is responsible for interpreting and enforcing this policy. Exceptions may only be granted by Compliance. In that capacity, Compliance reviews and monitors transactions and reports and also investigates potential violations.

The Employee Conduct Oversight Committee reviews potential violations, and where it determines that a violation has occurred, it usually imposes a penalty. These may range from a warning letter to a requirement to surrender profits to a termination of employment, among other possibilities.

Transfer on death (TOD) accounts

•	You automatically become the registered owner upon the death of the prior account owner: You are a beneficial owner as of the date the account is reregistered in your name, but not before.

Trusts

•	You are a trustee for an account whose beneficiaries are not immediate family members: Beneficial ownership is determined on a case-by-case basis, including whether it constitutes an outside business activity (see the Outside Activities & Affiliations Policy).

•	You are a trustee for an account and you or a family member is a beneficiary: You are a beneficial owner of the account.

•	You are a beneficiary of the account and can make investment decisions without consulting a trustee: You are a beneficial owner of the account.

•	You are a beneficiary of the account but have no investment control: You are a beneficial owner as of the date the trust is distributed, but not before.

•	You are the settlor of a revocable trust: You are a beneficial owner of the account.

•	Your spouse or domestic partner is a trustee and a beneficiary: Beneficial ownership is determined on a case-by-case basis.

Investment powers over an account

•	You have power of attorney over an account: You are a beneficial owner as of the date you assume control of the trading or investment decisions on the account, but not before.

•	You have investment discretion over an account that holds, or could hold, reportable securities: You are a beneficial owner of the account, regardless of the location, account type or the registered owner(s) (other than to fulfill duties of employment).

•	You are serving in a role that allows or requires you to delegate investment discretion to an independent third party: Beneficial ownership is determined on a case-by-case basis.

Personal Investing | Page 6

Additional Information for all Personnel Subject to this Policy

Security types and transactions that must be reported and/or pre-cleared	Report All personnel	Pre-clear Access persons only

Note: Securities terminology varies widely in global markets. If a security type is not listed here or you are unsure how a security is treated under this policy, please contact Compliance directly.

Funds

Money market funds (MFS or other)	No	No

Open-end funds that are advised or sub-advised by MFS (and are not money market funds)	Yes	No

Open-end funds that are not advised or sub-advised by MFS	No	No

529 Plans holding MFS advised or sub-advised funds	Yes	No

Closed-end funds (including MFS closed-end funds, venture capital trusts and investment trusts)	Yes	Yes

Exchange-traded funds (ETFs) and exchange-traded notes (ETNs), including options, futures, structured notes and other derivatives related to these exchange-traded securities¹	Yes	No

Private funds	Yes	Yes

Equities

Sun Life Financial Inc. (publicly traded shares)	Yes	Yes

Equity securities, including real estate investment trusts (REITS), and including options, futures, structured notes or other derivatives on equities	Yes	Yes

Fixed income

Corporate and municipal bond securities, including options, futures or other derivatives	Yes	Yes

US Treasury securities and other obligations backed by the full faith and credit of the US government	No	No

US government agency debt obligations that are not backed by the full faith and credit of the US government (such as Fannie Mae, Freddie Mac, Federal Home Loan Banks, Federal Farm Credit Banks and Tennessee Valley Authority)

	Yes	Yes

Non-US government securities, and options, futures or other derivatives on these securities.	Yes	Yes

Variable rate demand obligations and municipal floaters	No	No

Money market instruments, such as certificates of deposit and commercial paper	No	No

Other types of assets

Initial and subsequent investments (including capital calls) in any private placement or other unregistered securities (including real estate limited partnerships or cooperatives)	Yes	Yes

Private MFS stock and private shares of Sun Life of Canada (US) Financial Services Holdings, Inc.	No	No

Limited offerings, IPOs, secondary offerings	Yes	Yes

Derivatives, such as options, futures or swaps, on security indexes	Yes	No

Derivatives, such as options, futures or swaps, on commodities and currencies, including virtual currencies	Only if notified by Compliance

Other types of transactions

Involuntary transactions (see definition below)	No	No

Gifts of securities, including charitable donations, transfers, and inheritances	Yes	No

[1]	Investments in MFS sub-advised ETF’s are prohibited

Personal Investing | Page 7

Terms with special meanings

Within this policy, the following terms carry the specific meanings indicated below.

contract for difference A contract for difference (CFD) is a contract between an investor and an investment bank or a spread-betting firm. At the end of the contract, the parties exchange the difference between the opening and closing prices of a specified financial instrument, including shares or commodities.

involuntary transaction Transactions that are not under your direct or indirect influence or control, such as inheritances, gifts received, automatic investment plans, dividends and dividend reinvestments, corporate actions (such as stock splits, reverse splits, mergers, consolidations, spin-offs and reorganizations), exercise of a conversion or redemption right or automatic expiration of an option.

reportable funds Any fund for which MFS acts as investment advisor, sub-advisor, or principal underwriter including MFS retail funds, MFS Variable Insurance Trust and MFS Meridian funds. See the iComply system Policies & Procedures page for the list of reportable funds.

Personal Investing | Page 8

MFS® Code of Business Conduct April 30, 2018	Code of Business Conduct

Applies to

All MFS full-time, part-time and temporary employees globally

All MFS contractors, interns and co-ops who have been notified by Compliance that they are subject to this policy

All MFS entities

Questions?

For questions or to report actual or suspected violations

Chris Galeazzi, x56955

Matthew Stowe, x55084

For more information on administration such as regulatory authority, supervision, interpretation and escalation, monitoring, related policies, amendment or recordkeeping please click this link.

Throughout its long history, MFS has demonstrated its commitment to integrity, respect, and honesty, and putting the needs of its clients first. This commitment defines our reputation in the marketplace and requires everyone at MFS to demonstrate these values every day. Our Code of Business Conduct describes some of our most fundamental principles related to ethics and provides rules for acting legally, fairly and responsibly. It is essential that you understand these principles and rules and ingrain them in your day-to-day decision making. These principles are echoed in MFS’ four corporate values; Never Settle, Do the Right Thing, Lead With Passion and Succeed Together.

While this Code and related Conduct Policies are your guide for action and decision making, it is important that you ask questions whenever you may be unsure how to proceed. Through our commitment to these values, we will advance our reputation and create opportunity for success.

MFS® Code of

Business Conduct

April 30, 2018

Ethics at MFS

At MFS, we believe that strong ethical values will lead to smart long-term business decisions. The firm has built its foundation on doing the right thing and ensuring that every decision will ultimately benefit our clients.

What does that say about our culture? For one thing, it says we’re leaders, not followers. At a time when our industry is placing greater emphasis on ethics than ever before, we don’t need to make any big changes or play catch-up. But that doesn’t mean we can’t challenge ourselves and improve when it comes to our ethics and compliance efforts. As industry regulations evolve and new challenges emerge, we must continue to provide clear direction when our people need to make everyday ethical decisions.

Protecting the firm’s reputation — and more important, our clients — is a responsibility that we all share. We trust that everyone at MFS will use sound judgment, but not every decision is simple. If there are ever questions that our Code of Conduct and other policies do not specifically address, you can always reach out to the Legal and Compliance teams for additional guidance.

Robert J. Manning	Michael Roberge

Code of Business Conduct | Page 2

Core Principles

Doing business ethically

Understand the business reasons behind ethical behavior. Ethics is not simply a dimension of MFS’ business; it is part of the foundation. Strong ethics enables us to maintain the reputation necessary to attract and retain clients.

Act honestly and with integrity. Always treat our clients, business partners and coworkers equitably, with respect and with complete fairness and professionalism. Ethics is as much about adhering to the spirit of our policies as to the letter.

Avoid even the appearance of unethical behavior.

If something doesn’t feel or look right, it probably isn’t. Being attentive to how our words and actions might be interpreted by others is one of the ways we are able to demonstrate to outside observers — including clients, regulators, and the media — that we truly place a high value on ethical conduct.

Be aware that acting ethically is critical to your career and success. While ethics is measured collectively in the form of a company’s reputation, it is built through individual actions. If one individual or group behaves unethically, it can tarnish the reputation of the whole company. By the same token, a strong effort by the entire team means everyone wins. Acting ethically is critical to your career and success.

Doing business legally

Comply with the law. The importance of complying with the law, and the damage that can occur to our reputation if we don’t, cannot be overstated. This Code of Business Conduct and many of our policies were created to help you comply with applicable laws. We also have Legal and Compliance Departments that can help when you have questions or need clarification about any law, rule, regulation, or policy.

Do not engage in fraud, and report it when others do.

Fraud includes, among other things, making intentionally false statements to clients, regulators, and others; forging or altering documents; theft; and other dishonest acts intended to result in improper gain to you or MFS.

Do not engage in unfair business practices such as spreading rumors or stealing a competitor’s trade secrets.

Make sure your communications are fair and balanced. We do not conduct business based on information that is false or misleading. We must be able to stand behind our statements and our clients, business partners, and regulators must have confidence in those statements.

Maintain and preserve accurate business records.

We must create and maintain accurate records to support regulated business activities. Do not dispose of or destroy any records unless it is permissible under MFS recordkeeping policies and the records are not subject to a litigation hold.

HELPFUL TO KNOW

How to report concerns

MFS’ Policy on Reporting Concerns to the Ombudsman provides you a direct, confidential and, if you wish, anonymous manner in which to report your concerns about unethical or illegal behavior. You may contact the Ombudsman by email at DL: Corp Ombudsman or by phone at 1-617-954-5000. The policy can be found on Diva.mfs.com.

Doing business responsibly

Be accountable. Take ownership for responsibilities that fall within the scope of your position. Admit to your mistakes, and work with others to correct them.

Act in our clients’ best interests. You are expected to exercise reasonable care and prudent judgment whenever acting on our clients’ behalf. Place clients’ interests ahead of your own, protect the confidentiality of their information and avoid activities that could affect your independence or objectivity.

Be loyal to MFS. You must not allow your personal interests to interfere with your responsibility to make objective, unbiased decisions. You must carefully protect our intellectual property, information and assets, and you must not use them for personal gain. In addition, you must never take personal advantage of any opportunities you discover through working here without first bringing them to our attention.

Code of Business Conduct | Page 3

Maintain the confidentiality of non-public information. Unless authorized to do so, you must not disclose to any third party any non-public information entrusted to you in the course of your work, including information about MFS, our clients, and MFS personnel. Be particularly attentive to maintaining the confidentiality of personal information and non-public investment-relate information, such as client holdings and transactions, and be certain you understand when you are authorized to disclose such information.

HELPFUL TO KNOW

When disclosure of confidential information is lawful

You may use confidential information to truthfully cooperate in a government investigation or to make a good-faith report to a governmental or regulatory body about a possible violation of law, or to make a disclosure protected under the anti-retaliation or whistleblower provisions of applicable laws.

Your Commitment

Decision making

Make ethical business decisions. As you make business decisions, ask yourself these four questions:

1

Is it permitted? If it’s against law, regulation, or MFS policy, do not do it. While you are not expected to be an expert on all laws and regulations, you are expected to understand enough about them to know when to seek advice from your manager or Compliance.

2	Is it consistent with our duties, values and business interests? An action can be permitted yet still be inconsistent with our responsibilities and values.

3	Would it look good to an outside observer? Ask how your actions would look in the media — whether social, broadcast or print — or to clients or regulators.

4	Do I fully understand the risks involved? The potential ethical risks within a decision aren’t always obvious.

Unless your answer to all four questions is a clear “yes”, do not move forward. If you are not sure about the answer to any of these questions, ask your manager, the contacts listed on the relevant policy or Compliance.

Conflicts of interest

Avoid, or report and manage, conflicts of interest.

Conflicts of interest can occur when your private interests interfere, or appear to interfere, with the interests of MFS or our clients. We recognize that conflicts may arise through the normal course of our business. Conflicts could arise:

•	When opportunities to use business information for personal gain arise.

•	In situations where personal, family, or other outside interests make it difficult to fulfill your duties to MFS.

•	In transactions between MFS and a client.

•	In situations where MFS could benefit by giving one client preferential treatment over other clients.

•	In situations where your personal interests could impact or involve an MFS business partner or competitor.

It’s important to manage conflicts properly. In general:

•	Between you and MFS, the interests of MFS come first.

•	Between you and a client, the interests of the client come first.

•	Between MFS and a client, the client’s interests come first.

•	Between or among clients, all clients must be treated fairly and equitably.

Many conflicts are addressed specifically in other MFS policies. Where they are not, report them to your manager and Compliance using the form found on iComply, and ask Compliance for guidance in managing any conflict.

HELPFUL TO KNOW

Implications for Other Policies

For more information on MFS’ framework for managing conflicts of interest and your responsibilities thereunder, please see the MFS Conflicts of Interest Policy which can be found on DIVA.mfs.com

Code of Business Conduct | Page 4

Following MFS policies

Understand and adhere to all MFS policies, and certify to all MFS Conduct Policies. You are responsible for knowing when and how each policy applies, for recognizing situations where multiple policies may apply, and for adhering to all applicable restrictions and requirements. You must certify to our Conduct Policies when you join MFS and periodically thereafter. To assist you, we provide training periodically. You are responsible for completing any required certification and training in a timely manner.

Report all violations — promptly and without fear of retaliation. If you discover any actual, attempted, or suspected violation of any MFS policy, or of securities law or regulation, report it to Compliance immediately. This includes intentional or inadvertent violations by you or your coworkers.

MFS will not retaliate against you for reporting a violation of a policy, provided that the report is made in good faith. However, reporting concerns does not relieve you of accountability for any role you may have in the matter.

Violations will be escalated, and can result in potentially serious repercussions, such as a warning or dismissal. In some cases, you may also be exposed to censure, prosecution, or other consequences from outside authorities.

Seek guidance anytime you find yourself in a “gray area.” No policy can address all of the situations you may encounter in your work. Whenever you find yourself in a “gray area,” seek guidance from your manager or a contact person listed in this Code or other relevant policies. Misunderstanding, ignorance of a policy/ requirement, or forgetfulness are not acceptable explanations for violating any MFS policy.

HELPFUL TO KNOW

MFS Conduct Policies

• Code of Business Conduct	• Legal and Regulatory Disclosure

• Anti-Bribery

• Charitable Contributions and Activities	• Outside Activities and Affiliations

• Fair Competition	• Personal Investing

• Gifts and Entertainment	• Political Contributions and Activities

• Information Security	• Social Media

• Inside Information

Ethics and Leadership

Promote ethics in all dimensions of your work. Acting ethically is an essential quality for leadership at MFS. This applies with respect to your own behavior and, if you have direct reports, ensuring that those individuals understand and follow our conduct policies.

At every level, we expect leaders to promote a culture of ethics and compliance and to uphold our policies, procedures, and controls. While the expectations below apply in particular to managers (and aspiring managers), we value these leadership qualities in every individual, whatever their level or job function.

Lead by example. By developing good habits of compliance, you demonstrate that you value ethics and also show others how to make compliance an integral part of their work habits.

Bring ethics into the conversation. Make ethics part of the discussion with team members. When something with a compliance or ethical dimension arises, ask the others on your team what they think. Make it clear to those you supervise that your door is always open to them for compliance questions of any type.

Don’t leave ethics to others. Take the lead. If you see an ethical or compliance issue, speak up — either in a meeting, to your supervisor, or to Compliance, as appropriate. Ethics is one area where you don’t need to own the product or the project to raise a concern. If someone else raises a question, respond promptly and thoughtfully. If necessary, involve Compliance.

Support and protect those who raise concerns or report violations. When an individual takes the step of raising a concern or reporting a violation in good faith, they are demonstrating their understanding of our policies and ethical principles. This initiative should always be recognized and appreciated. In addition, it is an essential part of leadership to ensure that every individual in your reporting structure is confident that you will stand behind them.

Code of Business Conduct | Page 5

MFS ® Gifts and Entertainment Policy April 30, 2018	Gifts and Entertainment

Applies to

All MFS full-time, part-time and temporary employees globally

All MFS contractors, interns and co-ops who have been notified by Compliance that they are subject to this policy

All MFS entities

Questions?

Compliance Helpline, x54290

Chris Galeazzi, x56955

Global Distribution Personnel:

Mary Scotten, x56130

Global Institutional

Neil Jacobsen, x55774

Global Retail

For more information on administration such as regulatory authority, supervision, interpretation and escalation, monitoring, related policies, amendment or recordkeeping please click this link.

Giving and receiving gifts and entertainment with a business partner can help build goodwill and sound working relationships. However, you must make sure that gifts and entertainment, whether given or received, do not give the appearance of improperly influencing a business decision or gaining an unfair advantage. You also should bear in mind that there are circumstances where any gift or entertainment is considered improper or even a violation of law.

Subject to the limitations described in this policy, business gifts and entertainment are permitted, but depending on the value you may need to obtain advance approval and/or report them. Based on your role with MFS, or the nature of the business partner, more restrictive rules may apply. You must understand the requirements that apply to your situation.

General restrictions and requirements

Make sure that all gifts and entertainment involving you and an MFS business partner are for legitimate business purposes, such as maintaining business relationships, discussing our products and services or commemorating a significant event (such as a professional achievement, holiday or life event).

Make sure any gifts or entertainment are not excessive or lavish, in value or in frequency. This applies both to giving and receiving. Prohibited entertainment includes premier events such as the Super Bowl, the World Series, Wimbledon, and comparable sporting or non-sporting events.

Be aware that even a gift or entertainment event that would likely be permissible in itself may be considered excessive if engaged in too frequently.

Do not provide or accept gifts or entertainment if they appear to improperly influence a business decision. In particular, do not:

•	Solicit gifts or entertainment.

•	Accept gifts or entertainment from a business partner in exchange for a specific business outcome (“quid pro quo”).

•	Accept gifts or entertainment from a vendor or prospective vendor of MFS while you are involved in negotiating an agreement with that vendor.

Understand and adhere to any policies and restrictions that apply to a specific business partner, including a client.

In particular, do not:

•	Accept any gifts or entertainment relating to a client that is subject to ERISA.

•	Accept gifts or entertainment from investment consultants.

•	Provide gifts to US labor union officials.

Do not pay for gifts or entertainment with your personal money. If you do pay with personal funds, you must immediately report it to your supervisor/manager and seek reimbursement from MFS via Concur.

Know the difference between entertainment and gifts. For an event to qualify as entertainment, you and the business partner must attend it together. If this is not the case, the event is considered a gift and is subject to the gift rules.

Value appropriately all entertainment and gifts you receive. If you know the actual value, or could easily approximate it (for instance, by using prices from a restaurant’s online menu), use that value. Otherwise, make a good faith estimate of the value, considering relevant facts such as your portion of an entertainment event, or the retail value or actual price paid.

IMPORTANT TO KNOW

Gifts or entertainment from vendors

Even if you are not directly involved in negotiations with a vendor, if you know that MFS is working on an agreement with that vendor, you should be aware that accepting gifts or entertainment from that vendor could create the appearance of a conflict.

Contact Compliance for guidance if you are unsure whether you should accept any gifts or entertainment in these instances.

Do not accept or provide gifts or entertainment that is offensive, embarrassing or otherwise likely to reflect negatively on MFS.

HELPFUL TO KNOW

Friends and family who are business partners

Gifts or entertainment involving family members or personal friends (where the personal friendship pre-dates the business relationship) who are also your business partners are not subject to this policy provided you report the personal relationship and it is approved by Compliance and your manager/supervisory principal as an exclusion.

If MFS or the employer of the family or friend pays for the gift or entertainment, it is not considered personal and would be subject to all of the requirements of this policy.

Gifts and Entertainment | Page 2

Rules specific to gifts

Report all gifts given and received (other than perishable or logo items that are below the nominal value threshold, as described below). See the table on page 5 to find your nominal value threshold.

Do not provide or accept any gifts that would exceed your annual gift limit. The annual gift limit applies to all gifts between you and each individual at a business partner firm during a calendar year. See the table on page 5 to find the annual gift limit that applies to you. Exceptions:

•	Perishable items, such as food or flowers, or logo items of nominal value. Any perishable or logo items valued below your nominal value threshold do not count as gifts for purposes of your annual gift limit.

•	One-time congratulatory or condolence gifts. If your manager/supervisor grants an exemption, a gift of this type is permitted to exceed the annual gift limit. Whether an exemption is granted or not, you must report these gifts as described in the rule above.

Pre-clear gifts you are providing as follows:

•	Global Distribution personnel and MIL UK personnel must pre-clear all gifts given, other than logoed items of a nominal value, as outlined in the table on page 5.

•	All other MFS personnel must only pre-clear gifts given to government officials.

Never accept or give cash or cash equivalents, such as American Express gift cards, traveler’s checks, securities or other items that can readily be converted into cash.

Decline, return or donate to charity impermissible gifts received. If you cannot decline a gift, contact Compliance for instructions on returning or donating the gift. Gifts that are returned or donated must still be reported.

ADDITIONAL REQUIREMENTS FOR INVESTMENT PERSONNEL

Do not accept any gifts other than the nominal value perishable/logo items or one-time gifts noted as exceptions above. If you receive a gift that you are unable to refuse or return to the giver, report it.

ADDITIONAL REQUIREMENTS FOR GLOBAL DISTRIBUTION PERSONNEL

When giving a gift to a business partner, be sure to pre-clear it so that a gift given to that business partner by other MFS personnel are included in the annual gift limit calculation. Note as well that except for logo items below the nominal value threshold, the gift limit exceptions do not apply.

Report all gifts given or received, regardless of value, other than logo items below the nominal value threshold.

Global Distribution personnel should refer to the Global Guidelines for any instances where you pay a business partner’s expenses, or they pay yours.

HELPFUL TO KNOW

Implications for other policies

A gift or entertainment may trigger additional obligations under other policies, such as the Anti-Bribery Policy or the Political Contributions and Activities Policy. Be alert to, and comply with, any such obligations.

Rules specific to entertainment

Report all entertainment provided to a business partner through your normal travel and expense reimbursement procedures.

Report entertainment you receive as follows:

•	Global Distribution personnel must report all entertainment received.

•	All other personnel must report only entertainment that exceeds the reporting thresholds in the table on page 5.

Do not provide or accept entertainment that exceeds the limits in the table on page 5.

Know when entertainment is required to be pre-cleared.

•	MIL (UK) personnel must pre-clear all entertainment given or received that exceeds £/€150.

•	All MFS personnel must pre-clear entertainment provided to any government or US labor union official regardless of value. See below for additional guidance.

Gifts and Entertainment | Page 3

IMPORTANT TO KNOW

Employees must preclear all entertainment of US or Japanese government officials. Entertainment of government officials in other regions must be precleared if it is over the de minimis.

For this purpose, entertainment is considered de minimis if it does not exceed 30 CAD/GBP/EUO/AUD/SGD and 30,000 KRW. All entertainment of a government official that was not pre-cleared must be promptly reported.

Obtain pre-approval from Enterprise Risk Management for events that expose you or a client to personal risk or MFS to corporate liability. This applies to events coordinated by you or MFS, including entertainment at any personal residence of yours. It also applies to higher-risk activities such as boating, skiing, car racing, skydiving or hunting.

IMPORTANT TO KNOW

Investment personnel interactions with brokerage firms

Investment personnel must take additional care to avoid potential conflicts of interest. Accordingly, when you are being entertained by a brokerage firm, if your share of entertainment exceeds the reporting threshold (see the table below), try to pay for your entire portion at the time of the event by using your corporate credit card. If paying for your portion at the time is not practicable, report the event, and MFS will determine whether to reimburse the brokerage firm.

HELPFUL TO KNOW

Where to request pre-clearance and file reports

All personnel may file reports or request pre-clearance for gifts or entertainment using the Global Supervision Gifts & Entertainment forms, which can be accessed via a link on the Employee Resources tab of the @MFS home page.

To request pre-clearance for instances where you pay a business partner’s expense use the Guest Travel Authorization Form, which can be accessed via a link on the Corporate Travel tab of the @ MFS home page. If they pay yours, contact Compliance.

Group reporting of entertainment

When multiple MFS personnel attend the same event, one individual may file a report on behalf of all MFS personnel present. Any individual at MFS may file the report, but you should confirm that someone is filing on your behalf.

Rules specific to other business expenses

Pre-clear and report all instances where you pay a business partner’s expenses, or they pay yours. This includes travel and other expenses incidental to a business event, such as a conference, educational event or training (including the event fee itself) but excludes local ground transportation (Note however that this exclusion does not apply to government officials or US labor union officials). It applies whether the paying party picks up the expense directly or provides reimbursement.

In general, MFS expects that you will pay your own way (via corporate credit card) when attending such events. However, if you are presenting at an event (rather than just attending) on behalf of MFS, you may accept reimbursement from the party hosting the event and the approvals described above are not necessary.

Do not fly on private aircraft (including private charters) provided by a business partner unless there is no other commercially available means of transportation. You must obtain advance approval from your department head before accepting any private aircraft travel from a business partner.

ADDITIONAL REQUIREMENTS FOR INVESTMENT PERSONNEL

Arrange for MFS to pay for all meals when meeting business partners at an MFS office. If a business partner brings food into an MFS office it is considered entertainment and, if it meets the reporting standards for entertainment, must be reported.

Gifts and Entertainment | Page 4

Limits and Thresholds

		Entertainment		Gifts
Region**	Currency	Limit (per recipient, per event)*	Reporting threshold (receiving only) Global Distribution: Report all	Annual limit	Nominal value threshold
US/Latin America	USD	350	50	100	50
Canada	CAD	350	50	100	50
EMEA	EUR/GBP	350	50	50	50
Asia Pacific	AUD/SGD	300	50	100	50
Japan	JPY	50,000	6,000	50,000	6,000

*

Limit amount applies whether you are the recipient or the provider. If the person who is the recipient (whether it is you or the business partner) brings a personal guest, the cost for both persons is aggregated and must not exceed the allowable cost for one person. For entertainment, if the face value of a ticket differs from the actual cost, the higher amount applies.

**	If a region/currency is not specified in this table, you should convert your local currency to USD and apply the USD limits and thresholds listed.

Terms with special meanings

Within this policy, the following terms carry the specific meanings indicated below.

business entertainment Any dining, sporting, cultural or similar entertainment event that you and a business partner attend together. Meals provided while attending a widely attended training or education event are not considered entertainment.

business partner Any current or prospective MFS client, investor, vendor, broker, counterparty, intermediary or supplier, along with any employee, representative, or agent of any of these. The term excludes industry associations, trade associations and other organizations MFS determines to be similar.

ERISA clients Any retirement or employee benefits fund subject to ERISA law, or any agent or representative of such a fund.

Global Distribution personnel Any MFS personnel involved in sales and distribution activities related to any MFS investment product or service.

Global Guidelines Refers to MFS’ Global Guidelines on Gifts, Entertainment and Client Financial Support.

government official Any individual who is:

•	An employee or officer of any national, state or local government entity or subdivision (such as a government bank, hospital, utility, regulatory department, agency or sovereign wealth fund).

•	An officer or employee of any government-controlled company (for example, a bank or utility owned or controlled by a government).

•	An elected official, a candidate for public office, or an official of a political party.

•	An officer, employee or representative of a public international organization, such as the World Bank or the United Nations.

•	A business partner who is a local or part-time government official but is not acting in that capacity with MFS is excluded.

investment personnel Any portfolio managers, research analysts, research associates, traders, administrative support or other personnel in the Equity Quantitative Solutions and Fixed Income departments, as well as any other persons designated as investment personnel by Compliance.

union official Any agent, shop steward or pension trustee of a US labor union.

Gifts and Entertainment | Page 5